COVA


                 Cova Financial Services Life Insurance Company
                               700 Market Street
                           St. Louis, Missouri 63101


COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY ("Cova") will pay the Death Proceeds to the Beneficiary upon receipt at its Policy Service Office of due proof of the Insured's death while this Policy is in force. This Policy is issued in return of the Application and payment of the Initial Premium. A copy of the Application is attached to and made a part of this Policy. This is a legal contract between the Owner and the Company.

RIGHT TO EXAMINE

You may cancel this Policy during the Right To Examine Period. The Right To Examine Period begins with the day You receive this Policy and continues for 10 days. During the Right To Examine Period You may return this Policy by delivering or mailing it to Cova at its Policy Service Office or to the agent through whom it was purchased. When this Policy is received by Cova, it will be voided as if it had never been in force. Cova will pay an amount equal to the greater of: 1. Premiums paid; or 2. the Account Value on the day this Policy is returned to Cova or the agent through whom it was purchased.

ALLOCATION OF PREMIUM DURING THE RIGHT TO EXAMINE PERIOD

On the Policy Date, the Initial Premium Payment will be allocated to the Money Market Subaccount shown on the Schedule Page. The Policy Date may be before or the same as the Issue Date. All Subsequent Premium Payments received by Cova before the expiration of the Right to Examine Period will be allocated to the Money Market Subaccount. On the expiration of 15 days from the Issue Date, the Subaccount Value of the Money Market Subaccount will be allocated to the Subaccounts, in whole percentages, as elected by You on the Application.

/s/ JEFFERY K. HOELZEL   Secretary             /s/ LORRY J. STENSRUD  President
----------------------                         ---------------------

MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY

DEATH PROCEEDS PAYABLE AT DEATH
PERIOD OF COVERAGE NOT GUARANTEED

NONPARTICIPATING - NO DIVIDENDS

READ YOUR POLICY CAREFULLY

CASH VALUES PROVIDED BY THIS POLICY ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY VARY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. SEE PAGE 4 FOR A DESCRIPTION OF THE DEATH BENEFIT.

THE VARIABLE PROVISIONS OF THIS POLICY CAN BE FOUND ON PAGES 5 AND 9 .



INDEX                                                                       Page

Schedule Page

Definitions

Death Benefit Provisions

Premium Payment Provisions

Variable Account Provisions

Calculation of Values

Monthly Deduction Provisions

Transfer Provisions

Termination Provisions
Partial Surrenders, Annual Withdrawal Amount, Surrender Charge and Deferred
    Premium Tax Charge

Policy Loans

Payment Provision

Taxes Provision

General Provisions

Ownership and Beneficiary

Settlement Options


                                 SCHEDULE PAGE



INSURED:    [JOHN DOE]              POLICY NUMBER:    [123]

ISSUE AGE/SEX:    [35/MALE]         POLICY DATE:    [12/01/1996]

RATE CLASS:    [STANDARD]           ISSUE DATE:   [12/01/1996]

OWNER:    [JOHN DOE]                PROCESSING DATE:    [1ST]

INITIAL PREMIUM:    [$10,000]

FACE AMOUNT:    [$61,230]

INITIAL MAXIMUM PREMIUM LIMIT PERCENTAGE:    [100%]

BENEFICIARY: AS STATED IN THE APPLICATION FOR THIS POLICY UNLESS CHANGED IN ACCORDANCE WITH THE POLICY PROVISIONS.

FEES AND CHARGES:
POLICY MAINTENANCE FEE: [ANNUAL POLICY MAINTENANCE FEE; $30 ASSESSED ON A
                        PRORATA BASIS FROM THE SUBACCOUNTS ON EACH POLICY ANNIVERSARY. WAIVED IF THE ACCOUNT VALUE ON A POLICY ANNIVERSARY IS AT LEAST $50,000. DEDUCTED FROM A TOTAL SURRENDER REGARDLESS OF SIZE OF ACCOUNT VALUE.]

TAX EXPENSE CHARGE:     [THE FEDERAL TAX CHARGE OF .0015 IN YEARS 1-10 DIVIDED
                        BY 12; PLUS THE PREMIUM TAX CHARGE OF .0025 IN YEARS
                        1-10 DIVIDED BY 12; MULTIPLIED BY THE ACCOUNT VALUE]

ADMINISTRATIVE CHARGE:  [.0040 DIVIDED BY 12; MULTIPLIED BY THE ACCOUNT VALUE.]

MORTALITY AND EXPENSE [.0090 IN YEARS 1-10 (.0075 IN YEARS 11 AND AFTER) DIVIDED BY RISK CHARGE: 12; MULTIPLIED BY THE TOTAL OF THE SUBACCOUNT VALUES.]

SURRENDER CHARGE
[ASSESSED AGAINST PREMIUM SURRENDERED. NOT ASSESSED ON THE ANNUAL WITHDRAWAL AMOUNT.]

         POLICY            POLICY
         YEAR     RATE     YEAR     RATE
         -------------------------------
         [1]      [7.5%]   [6]      [4.0%]
         [2]      [7.5%]   [7]      [3.0%]
         [3]      [7.5%]   [8]      [2.0%]
         [4]      [6.0%]   [9]      [1.0%]
         [5]      [5.0%]   [10+]    [0%]


DEFERRED PREMIUM TAX CHARGE
[ASSESSED AGAINST PREMIUM SURRENDERED]


         POLICY            POLICY
         YEAR     RATE     YEAR     RATE
         [1]      [2.25%]  [6]      [1.00%]
         [2]      [2.00%]  [7]      [.75%]
         [3]      [1.75%]  [8]      [.50%]
         [4]      [1.50%]  [9]      [.25%]
         [5]      [1.25%]  [10+]    [0%]


SCHEDULE PAGE
(continued)



ANNUAL WITHDRAWAL AMOUNT:
[THE SUM OF:
1. THE EXCESS OF THE ACCOUNT VALUE OVER PREMIUMS PAID WHICH HAVE NOT BEEN PREVIOUSLY SURRENDERED; PLUS
2.   10% OF PREMIUMS.]

AN ANNUAL WITHDRAWAL AMOUNT WHICH HAS NOT BEEN USED IN ANY POLICY YEAR DOES NOT CARRY OVER TO FUTURE POLICY YEARS.
ORDER OF PARTIAL SURRENDERS:
[FOR PURPOSES OF DETERMINING THE CHARGES ASSESSED ON A PARTIAL SURRENDER, A PARTIAL SURRENDER WILL BE CONSIDERED TO BE MADE FIRST FROM EARNINGS, THEN FROM PREMIUMS.]

TRANSFER FEE:
[FOR A TRANSFER WHICH EXCEEDS 12 TRANSFERS IN A POLICY YEAR, $25 OR, IF SMALLER, 2% OF THE AMOUNT TRANSFERRED PER TRANSACTION.]

MINIMUM TRANSFER AMOUNT:
[$500 OR ENTIRE BALANCE IF LESS.]

MINIMUM PARTIAL SURRENDER AMOUNT:  [$500]

REMAINING ACCOUNT VALUE AMOUNT:  [$5,000]

MINIMUM LOAN AMOUNT:  [$500]

LOAN ACCOUNT INTEREST RATE (CREDITED):  [4%]

PREFERRED LOAN INTEREST RATE (CREDITED):  [6%]

POLICY LOAN INTEREST RATE (CHARGED):  [6%]

PREFERRED LOANS: DETERMINED ON THE  [1ST DAY OF EACH POLICY YEAR]

ELIGIBLE INVESTMENTS:
    [- COVA SERIES TRUST]
          [- J.P. MORGAN INVESTMENT MANAGEMENT]
                  [- SELECT EQUITY PORTFOLIO]
                  [- SMALL CAP STOCK PORTFOLIO]
                  [- LARGE CAP STOCK PORTFOLIO]
                  [- INTERNATIONAL EQUITY PORTFOLIO]
                  [- QUALITY BOND PORTFOLIO]
          [- LORD ABBETT ]
                  [- BOND DEBENTURE PORTFOLIO]
    [- LORD ABBETT SERIES FUND, INC.]
           [- LORD ABBETT]
                  [- GROWTH AND INCOME PORTFOLIO]
    [- GENERAL AMERICAN CAPITAL COMPANY]
          [- CONNING ]
                   [- MONEY MARKET PORTFOLIO]

VARIABLE ACCOUNT:     [COVA VARIABLE LIFE ACCOUNT ONE]

POLICY SERVICE OFFICE:
         COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY
         [P.O. BOX 10366]
         [DES MOINES, IOWA  50306-0366]

         FOR USE WITH [COVA VARIABLE LIFE ACCOUNT ONE]
         A SEPARATE INVESTMENT ACCOUNT OF
         COVA FINANCIAL SERVICES LIFE INSURANCE COMPANY


SCHEDULE PAGE
(continued)

         TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
         AND MONTHLY MAXIMUM COST OF INSURANCE CHARGE PER $1,000

                           MONTHLY                   MONTHLY                    MONTHLY
                  MINIMUM  MAXIMUM          MINIMUM  MAXIMUM           MINIMUM  MAXIMUM
                  DEATH    COST OF          DEATH    COST OF           DEATH    COST OF
                  BENEFIT  INSURANCE        BENEFIT  INSURANCE         BENEFIT  INSURANCE
        AGE     PERCENTAGE  CHARGE   AGE    PERCENTAGE  CHARGE AGE   PERCENTAGE   CHARGE
         35       250.0    0.1808   57      142.0    1.0867   79       105.0    7.8967
         36       250.0    0.1933   58      138.0    1.1817   80       105.0    8.5783
         37       250.0    0.2075   59      134.0    1.2850   81       105.0    9.3408
         38       250.0    0.2233   60      130.0    1.4000   82       105.0    10.2008
         39       250.0    0.2417   61      128.0    1.5300   83       105.0    11.1533
         40       250.0    0.2625   62      126.0    1.6767   84       105.0    12.1767
         41       243.0    0.2850   63      124.0    1.8408   85       105.0    13.2483
         42       236.0    0.3092   64      122.0    2.0225   86       105.0    14.3508
         43       229.0    0.3358   65      120.0    2.2183   87       105.0    15.4775
         44       222.0    0.3642   66      119.0    2.4275   88       105.0    16.6275
         45       215.0    0.3942   67      118.0    2.6492   89       105.0    17.8075
         46       209.0    0.4267   68      117.0    2.8875   90       105.0    19.0358
         47       203.0    0.4608   69      116.0    3.1508   91       104.0    20.3425
         48       197.0    0.4975   70      115.0    3.4475   92       103.0    21.7858
         49       191.0    0.5383   71      113.0    3.7858   93       102.0    23.5108
         50       185.0    0.5833   72      111.0    4.1733   94       101.0    25.8308
         51       178.0    0.6358   73      109.0    4.6117   95       101.0    29.3217
         52       171.0    0.6942   74      107.0    5.0917   96       101.0    35.0825
         53       164.0    0.7608   75      105.0    5.6042   97       101.0    45.0833
         54       157.0    0.8342   76      105.0    6.1417   98       101.0    62.0958
         55       150.0    0.9133   77      105.0    6.6975   99       101.0    83.3333
         56       146.0    0.9975   78      105.0    7.2767

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE.

THE MAXIMUM COST OF INSURANCE CHARGES DO NOT EXCEED THE COST OF INSURANCE CHARGES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY TABLE, AGE LAST BIRTHDAY.


DEFINITIONS

ACCOUNT -- One or more of the Subaccount(s) of the Variable Account.

ACCOUNT VALUE -- The value of the Subaccount(s) and the Loan Account.

ACCUMULATION UNIT -- An accounting unit used to calculate the value of a Subaccount.

AGE -- The Insured's Issue Age plus the number of full Policy Years elapsed since the Policy Date.

ANNUITY UNIT -- An accounting unit used to calculate the amount of Variable Payments.

BENEFICIARY -- The person(s) or entity(ies) who/which will receive the Death Proceeds upon the death of the Insured.

CASH SURRENDER VALUE -- The Cash Value less Debt.

CASH VALUE -- The Account Value less any applicable Surrender Charge, Deferred Premium Tax Charge and Policy Maintenance Fee.

COVA -- Cova Financial Services Life Insurance Company.

COVERAGE AMOUNT -- The Death Benefit less the Account Value.

DEATH PROCEEDS -- The amount Cova will pay upon death of the Insured.

DEBT -- Any outstanding Loans plus accrued Loan Interest.

DUE PROOF OF DEATH -- One of the following:

1    a certified death certificate;

2. a certified decree of a court or competent jurisdiction as to the finding of death;

3.   a written statement by a medical doctor who attended the deceased; or

4.   any other proof satisfactory to Cova.

ELIGIBLE INVESTMENT(S) -- An investment entity which comprises the Portfolios of this Policy.

FACE AMOUNT -- The Face Amount on the Issue Date is shown on the Schedule Page. The Face Amount may change in accordance with the terms of the Partial Surrender provision.

INCOME DATE -- The date payments under a Settlement Option begin. INSURED -- The person whose life is insured under this Policy. ISSUE AGE -- On the Policy Date, the Insured's age on his/her last birthday.

ISSUE DATE -- The date this Policy is issued. LOAN -- The amount which is borrowed.

LOAN ACCOUNT -- An account established for any amounts transferred from the Subaccounts as a result of a loan. The Loan Account is credited with interest and is not based on the investment experience of any Subaccount. MAXIMUM PREMIUM

LIMIT -- The maximum total premiums that Cova permits to be paid for this Policy. Cova sets this limit to be less than or equal to the limit required to qualify this Policy as life insurance under the Internal Revenue Code.

MONTHLY ANNIVERSARY -- An anniversary of the Policy Date which is the same day each month as the Policy Date or the first day of the next month if that day occurs on a day beyond the end of any month. If a Monthly Anniversary falls on a date which is not a Valuation Date, the Monthly Anniversary will be the next Valuation Date.

OWNER -- You as the person named on the Schedule Page who has all rights under this Policy.

PAYEE -- The natural person receiving payments under a Settlement Option.

POLICY ANNIVERSARY -- An anniversary of the Policy Date.

POLICY DATE -- The Policy Date is the date from which Policy Anniversaries and Policy Years are determined. The Policy Date is shown on the Schedule Page.

POLICY LOAN INTEREST RATE -- The interest rate charged on a Loan under this Policy.

POLICY YEAR -- One year from the Policy Date and from each Policy Anniversary.

PORTFOLIO -- A segment of an Eligible Investment which constitutes a separate and distinct class of shares.

PREMIUM TAX CHARGE -- The amount of tax charged due to assessment to Cova of taxes by a state or municipal entity.

PROCESSING DATE -- The monthly date when certain charges are deducted from the Account Value. The first Processing Date is the Issue Date. Thereafter, it is the same day each month as the Policy Date or the first day of the next month if that day occurs on a day beyond the end of any month. If a Processing Date falls on a date which is not a Valuation Date, the Processing Date will be the next Valuation Date.

PRORATA BASIS -- An allocation method based on the proportion of the Account Value in each Subaccount.

SUBACCOUNT -- A segment of the Variable Account. Each Subaccount is invested in a different Portfolio.

SUBACCOUNT VALUE -- The value of a Subaccount.

VALUATION DATE -- The Variable Account will be valued each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD -- The period of time beginning at the close of business of the New York Stock Exchange and ending at the close of business for the next succeeding Valuation Date. Values are determined at the end of a Valuation Period.

VARIABLE ACCOUNT -- A separate investment account of Cova designated on the Schedule Page.

WRITTEN REQUEST -- A request made in writing and received by Cova.

YOU -- The person named in the Application who as Owner has all rights under this policy.


DEATH BENEFIT PROVISIONS
DEATH BENEFIT -- While this Policy is in force, the Death Benefit is the greater of:
1.       the Face Amount; or
2.       the Minimum Death Benefit.

MINIMUM DEATH BENEFIT -- To ensure that this Policy continues to qualify as life insurance under the Internal Revenue Code, Cova will automatically increase the Death Benefit so that it will never be less than the Minimum Death Benefit. The Minimum Death Benefit is the Account Value as of the end of the Valuation Period multiplied by the applicable percent shown in the Table of Minimum Death Benefit Percentages.

PAYMENT OF DEATH BENEFIT -- The Death Proceeds equal the Death Benefit on the date of the Insured's death less any Debt. Cova will pay the Death Proceeds to the Beneficiary upon receipt at its Policy Service Office of due proof of the Insured's death while this Policy is in force.

You may choose to have the Death Proceeds paid in a lump sum or under a Settlement Option. If You have not made a choice before the Insured dies, the Beneficiary may choose the manner in which the Death Proceeds are to be paid. Unless chosen otherwise by You or the Beneficiary, if applicable, Cova reserves the right to pay the Death Proceeds in a lump sum within 90 days of receipt of due proof of death.

Interest at an annual rate of 3% or as required by law will be payable on the Death Proceeds from the date of the Insured's death to:
1.   if payment is made in a single sum, the date payment is made; or
2.   if payment is made under a Settlement Option, the Income Date.
The Death Benefit payable during the Grace Period is equal to the Death Benefit in effect immediately prior to the start of the Grace Period less any Debt and any unpaid Monthly Deduction Amounts.


PREMIUM PAYMENT PROVISIONS
INITIAL PREMIUM -- The Initial Premium is due on the Policy Date. No insurance is effective until Cova receives the Initial Premium. The Initial Maximum Premium Limit Percentage is shown on the Schedule Page.

SUBSEQUENT PREMIUMS -- Subject to the Maximum Premium Limit, Cova will accept Subsequent Premium Payments at any time. If the total of all Premium Payments under this Policy exceed $1,000,000, You must obtain prior approval from Cova to make a Subsequent Premium Payment. The amount and frequency of any Subsequent Premium Payment made will affect the Account Value and the amount or duration of insurance under this Policy.

A Subsequent Premium Payment that results in an increase in the Death Benefit will be accepted only after Cova approves evidence of insurability.

A Subsequent Premium Payment must be made to Cova's Policy Service Office.

PREMIUM ALLOCATION -- The Allocation of Premium during the Initial Premium Payment is allocated as stated in the Right to Examine Period Provision.

Upon written request, You may change the premium allocation. A Subsequent Premium Payment received after the expiration of the Right to Examine Period will be allocated to the Subaccounts according to Your most recent instructions.

GRACE PERIOD -- The Grace Period is the 61 days after a Processing Date on which the Cash Surrender Value is not sufficient to cover any overdue Monthly Deduction Amounts and the Policy Maintenance Fee. If sufficient Premium is not paid by the end of the Grace Period, this Policy will terminate without value.

At least 61 days before the end of the Grace Period, Cova will mail to You at your last known address and any assignee of record written notice of the length of the Grace Period and the amount of Premium required to continue this Policy in force.

The Premium required is the amount required to continue this Policy in force to the end of the Grace Period.


VARIABLE ACCOUNT PROVISIONS
VARIABLE ACCOUNT -- The Variable Account is a separate investment account of Cova. It is shown on the Schedule Page. Cova has allocated a part of its assets for this and certain other contracts to the Variable Account. The assets of the Variable Account are the property of Cova. However, assets equal to liabilities are not chargeable with the liabilities arising out of any other business Cova may conduct. The investment policy of the Variable Account will not be changed without approval by the Insurance Commissioner of the state of Missouri. If required, the approval process is on file with the Commissioner of the state in which this Policy is issued.

INVESTMENTS OF THE VARIABLE ACCOUNT -- Premium Payments applied to the Variable Account are allocated to a Subaccount of the Variable Account. The assets of the Subaccount are allocated to the Eligible Investment(s) and the Portfolio(s), if any, within an Eligible Investment shown on the Schedule Page. Cova may, from time to time, add additional Eligible Investments or Portfolios to those shown on the Schedule Page. You may be permitted to transfer Account Values to the additional Eligible Investments or Portfolios. However, the right to make any transfer will be limited by the terms and conditions imposed by Cova. If the shares of any of the Eligible Investment(s) or any Portfolio(s) within the Eligible Investments become unavailable for investment by the Variable Account, or the Board of Directors deems further investment in these shares inappropriate, Cova may limit further investment in the shares or may substitute shares of another Eligible Investment for shares already purchased under this Policy.

VALUATION OF ASSETS -- Assets of the Variable Account are valued at their fair market value in accordance with procedures of Cova.

ACCUMULATION UNIT -- An amount allocated to the Variable Account is converted into Accumulation Units for each elected Subaccount. The number of Accumulation Units credited to a Subaccount under this Policy is determined by dividing the amount allocated to the Subaccount by the dollar value of one Accumulation Unit for that Subaccount as of the Valuation Period during which the amount is allocated to the Subaccount. The number of Accumulation Units will not be affected by a subsequent change in the value of the units. The Accumulation Unit Value in a Subaccount may increase or decrease daily. The Account Value attributable to a Subaccount of the Variable Account is determined by multiplying the number of Accumulation Units attributable to the Subaccount by the Accumulation Unit Value for that Subaccount.

ACCUMULATION UNIT VALUE -- The Accumulation Unit Value for each Subaccount will vary to reflect the investment experience of the applicable Portfolio and will be determined on each Valuation Date by multiplying the Accumulation Unit Value of the Subaccount on the preceding Valuation Date by a Net Investment Factor for that Subaccount for the Valuation Period then ended. The Net Investment Factor for each Subaccount is equal to the net asset value per share of the applicable Portfolio at the end of the Valuation Period (plus the per share amount of any divided or capital gains distribution paid by that Portfolio in the Valuation Period then ended) divided by the net asset value per share of the corresponding Portfolio at the beginning of the Valuation Period.


CALCULATION OF VALUES
The Account Value reflects the Premiums Paid, the Monthly Deductions, deduction of the Policy Maintenance Fee, the investment experience of the Subaccounts, the value of amounts allocated to the Loan Account and deductions due to a Partial Surrender in the following manner: Premiums Paid are converted to Accumulation Units. The Initial Premium Payment is allocated to the Policy on the Policy Date. On each Processing Date, Accumulation Units are cancelled to reflect the deduction of the Monthly Deduction Amount. On each Policy Anniversary, Accumulation Units are cancelled to reflect the deduction of the Policy Maintenance Fee.

The Accumulation Unit Value for a Subaccount is a result of the investment experience of the Subaccount. A Subaccount Value is determined by multiplying the number of Accumulation Units in the Subaccount by the Accumulation Unit Value of the Subaccount.

Accumulation Units are cancelled to reflect loans and a Loan Account is established.

Accumulation Units are cancelled to reflect Partial Surrenders and the Surrender Charge and Deferred Premium Tax Charge, if any.

CASH VALUE -- The Cash Value equals:

1.       the Account Value; less

2.       the Surrender Charge, if any; less

3.       the Deferred Premium Tax Charge if any; less

4.       the Policy Maintenance Fee.

CASH SURRENDER VALUE -- The Cash Surrender Value equals:

1.       the Cash Value; less

2.       Debt, if any.

POLICY MAINTENANCE FEE -- The Policy Maintenance Fee is shown on the Schedule Page.

SURRENDER CHARGE -- The Surrender Charge is shown on the Schedule Page.

DEFERRED PREMIUM TAX CHARGE -- The Deferred Premium Tax Charge is shown on the Schedule Page.


MONTHLY DEDUCTION PROVISIONS
MONTHLY DEDUCTION AMOUNT -- The Monthly Deduction Amount equals:
1.       the Administrative Charge; plus
2.       the Mortality and Expense Risk Charge; plus
3.       the Tax Expense Charge; plus
4.       the Cost of Insurance Charge.

The Monthly Deduction is determined on the Policy Date and each Monthly Anniversary of the Policy Date. The Monthly Deduction is deducted Prorata from the Subaccount Values on each Processing Date.

ADMINISTRATIVE  CHARGE -- The  Administrative  Charge  is shown on the  Schedule
Page.

MORTALITY AND EXPENSE RISK CHARGE -- The Mortality and Expense Risk Charge is shown on the Schedule Page.

TAX EXPENSE CHARGE -- The Tax Expense Charge is shown on the Schedule Page.

COST OF INSURANCE CHARGE -- The Monthly Maximum Cost of Insurance Charge is equal to:
1. the Maximum Cost of Insurance Charge Rate per $1,000 shown on the Schedule Page; multiplied by
2.   the Coverage Amount; divided by
3.   $1,000.

The Coverage Amount equals:
1.   the Death Benefit; less
2.   the Account Value.

The actual Cost of Insurance Charge assessed by Cova may be less than the Maximum Cost of Insurance Charge shown on the Schedule Page. Cova will determine the actual Cost of Insurance Charge based on its expectation of future experience.

Any change Cova makes to the actual Cost of Insurance Charge will be made on a uniform basis for Insureds of the same age, sex and rate class whose coverage has been in force for the same length of time. No change in insurance class or cost will be made due to deterioration of the Insured's health.


TRANSFER PROVISIONS
Upon request while this Policy is in effect after the end of the Right To Examine Period, You may make transfers between the Subaccounts.

A transfer is subject to the following:
1. The maximum number of transfers which may be made which are not subject to a Transfer Fee is shown on the Schedule Page.
2. A Transfer Fee is deducted if a transfer exceeds the maximum number of transfers not subject to a Transfer Fee. The Transfer Fee is shown on the Schedule Page. The Transfer Fee is deducted from the amount which is transferred.
3.   The minimum amount which may be transferred is shown on the Schedule Page.
4. A transfer will be effected as of the end of the Valuation Period when Cova receives an acceptable transfer request containing all required information including the amount which is to be transferred and the Subaccount(s) affected.
5. Neither Cova nor its Policy Service Office are liable for a transfer made in accordance with Your instructions.
6. Cova reserves the right to restrict transfers to a maximum of 12 per year and to restrict transfers from being made on consecutive Valuation Dates.
7. Your right to make transfers between the Subaccounts is subject to modification if Cova determines, in its sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Cova to be the disadvantage of other Owners. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not be limited to:
         a)  the requirement of a minimum time period between each transfer;
         b) not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one Owner; or
         c) limiting the dollar amount that may be transferred between the Subaccounts by an Owner at any one time.

8. Under a Settlement Option, only one transfer may be made per Policy Year. A transfer may be made from Variable Payments to Fixed Payments. No transfer may be made from Fixed Payments to the Variable Payments.

TRANSFERS TO OR FROM SUBACCOUNTS -- A transfer from a Subaccount will result in a reduction of the number of Accumulation Units credited to the Subaccount from which the transfer is made. The reduction will equal: 1. the amount transferred; divided by 2. the value of an Accumulation Unit for the Subaccount as of the Valuation Date on which the transfer is made.

A transfer to a Subaccount will result in an increase in the number of Accumulation Units credited to the Subaccount to which the transfer is made. The increase will equal:
1.   the amount transferred; divided by
2. the value of an Accumulation Unit for the Subaccount as of the Valuation Date on which the transfer is made.

TERMINATION PROVISIONS
TERMINATION -- This Policy will terminate on the earliest of the following:
1.       Total Surrender of this Policy;
2.       the end of the Grace Period; or
3.       the death of the Insured.

REINSTATEMENT -- If this Policy is terminated prior to the death of the Insured, this Policy may be reinstated if:

1.   a Total Surrender was not made for cash;
2. Your reinstatement request is made within 5 years of the end of the Grace Period;
3.   satisfactory evidence of insurability is provided to Cova;
4.   any Debt is repaid or reinstated;
5.   sufficient premium must be paid to:
         a) cover all Monthly Deduction Amounts and the Policy Maintenance Fee that are due and unpaid during the Grace Period; and
         b) continue this Policy in force for 2 months after the date of reinstatement.
The Face Amount of the reinstated policy cannot exceed the Face Amount at the time of termination. After adjusting for past due charges, the Account Value on the reinstatement date will equal:

1.   the Account Value at the time of termination; plus
2.   premium paid at the time of reinstatement.

The Surrender Charge, if any, and the Deferred Premium Tax Charge, if any, are based on the number of Policy Years from the original Policy Date. The effective date of the reinstatement is the next Processing Date following approval by Cova of the application for reinstatement.

TOTAL SURRENDER -- You may terminate this Policy at any time by submitting a written request to Cova. Cova will pay the Cash Surrender Value to You at the time of surrender and Cova's liability under this Policy will cease.


PARTIAL SURRENDERS, ANNUAL WITHDRAWAL AMOUNT, SURRENDER CHARGE AND DEFERRED PREMIUM TAX CHARGE PARTIAL SURRENDERS -- At any time after the Right to Examine Period expires, You may, upon written request to Cova, make a Partial Surrender of the Cash Surrender Value subject to the following:

1. A Partial Surrender must be for an amount at least equal to the Minimum Partial Surrender Amount shown on the Schedule Page or, if smaller, the remaining Cash Surrender Value.

2. The Account Value remaining after the Partial Surrender is completed must be at least equal to the Remaining Account Value Amount shown on the Schedule Page or Cova will terminate this Policy and pay the Cash Surrender Value.

3. Unless You specify otherwise, the Partial Surrender will be deducted on a Prorata basis from the Subaccounts.
4. The Face Amount will be reduced proportional to the reduction in the Account Value resulting from the Partial Surrender.

ANNUAL WITHDRAWAL AMOUNT -- On a non-cumulative basis, You may make one or more Partial Surrenders during any Policy Year equal to the Annual Withdrawal Amount shown on the Schedule Page. The Deferred Premium Tax Charge is assessed against the portion of the Annual Withdrawal Amount attributable to premiums surrendered.

SURRENDER CHARGE AND DEFERRED PREMIUM TAX CHARGE -- A Total or Partial Surrender of the Account Value may be subject to the Surrender Charge and Deferred Premium Tax Charge. The Surrender Charge and the Deferred Premium Tax Charge are shown on the Schedule Page.

The Policy Maintenance Fee is assessed against a Total Surrender.

No Surrender Charge or Deferred Premium Tax Charge is assessed if this Policy terminates due to the death of the Insured.


POLICY LOANS
GENERAL -- At any time after the Right to Examine Period expires and while this Policy is in force and not in the Grace Period, you may borrow against this Policy by assigning it to Cova as sole security.

LOAN AMOUNTS -- The Maximum Loan Amount is equal to:
1.   90% of the Account Value; less
2.   Loan Interest due on the next Policy Anniversary; less
3.   the Surrender Charge, if any; less
4.   the Policy Maintenance Fee, if any; less
5.   the Deferred Premium Tax Charge, if any.

No new loan may be taken which, in combination with existing loans and accrued interest, is greater than the Maximum Loan Amount. A loan amount will be transferred from the Subaccounts to the Loan Account on a Prorata basis. The Minimum Loan Amount for each new loan is shown on the Schedule Page. If total loans equal or exceed the Cash Value, and sufficient loan repayment is not received by Cova by the end of the Grace Period, this Policy will terminate without value.

PREFERRED LOAN -- The amount available for a Preferred Loan is the amount by which the Account Value exceeds the total Premiums paid which have not been previously surrendered. The amount of the Loan Account equal to a Preferred Loan will be credited with interest at the Preferred Loan Interest Rate. The Preferred Loan Interest Rate is shown on the Schedule Page. The Preferred Loan Amount will be determined at the intervals shown on the Schedule Page.

INTEREST CREDITED -- The amount of the Loan Account will be in excess of the Preferred Loan credited daily with interest at the Loan Account Interest Rate. The Loan Account Interest Rate is shown on the Schedule Page. The Preferred Loan Amount will be determined at the intervals shown on the Schedule Page.

LOAN REPAYMENTS -- All or part of a Loan may be repaid at any time that:
1.       this Policy is in force; and
2.       the Insured is alive.

There is no minimum loan repayment amount. To repay a loan in full, the loan repayment must equal the Debt.

The amount equivalent to a loan repayment will be deducted from the Loan Account and allocated to the Subaccounts in the same percentage as premiums are currently allocated to the Subaccounts.

Unless You request otherwise, all funds received while a loan is outstanding will first be considered as a payment of any loan interest due, then as a loan repayment, then as Premium paid.

LOAN INTEREST -- Loan Interest due Cova will accrue daily at a rate which does not exceed the Policy Loan Interest Rate shown on the Schedule Page. Loan Interest is due on each Policy Anniversary. If Loan Interest is not paid, the difference between the value of the Loan Account and Debt will be transferred from the Subaccounts on a Prorata Basis to the Loan Account. PAYMENT PROVISION PAYMENTS BY COVA -- Cova will pay the Death Proceeds, Total and Partial Surrenders and Loans attributable to the Subaccounts within 7 days of receipt of all information needed to process the payment unless:

1. the New York Stock Exchange is closed on other than customary weekend and holiday closings;

2.   trading on the New York Stock Exchange is restricted;

3. an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Variable Account; or

during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners; provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.


TAXES PROVISION
TAXES -- Cova may assess a charge against this Policy for any taxes attributable to the Variable Account. Cova does not expect to incur such taxes.


GENERAL PROVISIONS
THE CONTRACT -- The entire contract consists of:
1.   this Policy;
2.   the Application which is attached to this Policy; and
3.   any riders or endorsements attached to this Policy.

This Policy may be changed or altered only by the President or Secretary of Cova. A change or alteration must be in writing.

RELIANCES -- This Policy has been issued based on the answers in the Application. All statements in the Application will, in the absence of fraud, be deemed representations and not warranties.

Neither Cova nor its Policy Service Office are liable for a request made in accordance with Your instructions.

SUICIDE -- If, within 2 years from the Policy Date, the Insured dies by suicide, while sane or insane, Cova's liability will be limited to Premiums paid less Debt and less Partial Surrenders.

INCONTESTABILITY -- Cova cannot contest this Policy after it has been in force, during the Insured's lifetime, for 2 years from the Policy Date except in the case of fraud. If this Policy is reinstated, Cova may contest this Policy for 2 years after the date of reinstatement or for any statements made in the Application for reinstatement.

MISSTATEMENT OF AGE AND/OR SEX -- If it is determined that the age and/or sex of the Insured was misstated, on the date of death of the Insured, the Death Benefit will be reduced or increased by the difference between the Death Benefit at the misstated age and/or sex of the Insured and the Death Benefit that would have been provided by the last Cost of Insurance Charge at the correct age and/or sex of the Insured.

NON-PARTICIPATING -- This Policy is non-participating. It does not share in Cova's surplus.

REPORTS -- At least once each calendar year, Cova will provide You with a report showing:
1.   the amount of Death Benefit;
2.   the Account Value, Cash Value, Cash Surrender Value and Face Amount;
3.   Premiums paid, Monthly Deduction Amounts and Loans since the last report;
4.   the amount of any Debt;
5.   notifications required by the provisions of this Policy; and
6. any other information required by the state where this Policy was delivered. Cova will also send You any shareholder reports of the Portfolios and any other notices, reports or documents as required by law. Reports will be sent to Your last known address.

POLICY CHANGES -- To receive the tax treatment accorded life insurance under Federal laws, insurance under this Policy must initially qualify and continue to qualify as life insurance under the Internal Revenue Code. To maintain qualification to the maximum extent permitted by law, Cova reserves the right to return Premiums paid with interest which Cova determines will cause any coverage under this Policy to fail to qualify as life insurance under applicable tax laws. Additionally, Cova reserves the right to make changes in this Policy or to make distributions to the extent Cova determines necessary to continue to qualify this Policy as life insurance and to comply with applicable laws. Cova will provide advance written notice of a change.

CLAIMS OF CREDITORS -- Proceeds described in this Policy will be free from creditors' claims to the extent allowed by law.

ASSIGNMENT -- No assignment of this Policy by You will be binding on Cova until it is filed with Cova. Cova assumes no responsibility for the validity of any assignment. Any claim under an assignment will be subject to proof of the extent of interest. If this Policy is assigned, Your rights and Beneficiary's rights are subject to the rights of the assignee of record.

BASIS OF VALUES -- All values available under this Policy are at least equal to those required by law. Where required, a detailed statement of the method of computations has been filed with the insurance department of the state where this Policy was delivered. Mortality and expense risks under this Policy are borne by Cova.


OWNERSHIP AND BENEFICIARY
CHANGE OF OWNER OR BENEFICIARY -- The Owner and Beneficiary are named in the Application unless changed by You. To change the Owner or Beneficiary, You must notify Cova in writing while the Insured is alive. After Cova receives written notice, the change will be effective as of the date You signed the notice, whether or not the Insured is living when Cova receives it. However, the change will be subject to any payment Cova made or actions Cova may have taken before Cova received the request.

You may not change an irrevocable Beneficiary. If there is an irrevocable Beneficiary, all policy changes except premium allocations and transfers require the consent of the Beneficiary.

OWNERSHIP -- If the Owner dies while this Policy is in force and the Insured is living, ownership rights pass to a successor owner, if any, or to the estate of the Owner.

This Policy can be owned by joint owners. Authorization of the joint owners is required for all policy changes except for telephone transfers.

NO NAMED BENEFICIARY -- If no named Beneficiary survives the Insured, then, unless this Policy provides otherwise:
1. You will be the Beneficiary; or
2. if You are the Insured, Your estate will be the Beneficiary.


SETTLEMENT OPTIONS
GENERAL -- The Cash Surrender Value or the Death Proceeds may be paid in a lump sum or may be applied to one of the following Settlement Options. No Total Surrender or Partial Surrenders are permitted after payments begin. If the amount applied under a Settlement Option is less than $5,000, Cova reserves the right to make one lump sum payment in lieu of payments under the Settlement Option. If the amount of a Settlement Option Payment would be or become less than $100, Cova will reduce the frequency of payments to an interval which will result in each payment being at least $100. The adjusted age of the Payee used to determine payments under a Settlement Option is the Payee's age less one year for every eight years elapsed between January 1, 1983 and the Income Date.

Cova may require proof of age of a Payee before making any payments under a life Settlement Option under this Policy. If the age of the Payee has been misstated, the amount payable will be the amount that the Cash Surrender Value would have provided at the correct age.

After the Income Date, any under payments will be made up in one sum with the next Payment. Any overpayments will be deducted from future Payments until the total is repaid.

SETTLEMENT OPTIONS -- The following Settlement Options or any other option acceptable to Cova may be elected.

OPTION 1: LIFE ANNUITY -- A life annuity is an annuity payable during the lifetime of the Payee and terminating with the last payment preceding the death of the Payee.

OPTION 2: LIFE ANNUITY WITH 5, 10 OR 20 YEARS GUARANTEED -- A life annuity with a guaranteed period is an annuity payable monthly during the lifetime of the Payee with the guarantee that payments will be made for a minimum of 5, 10 or 20 years, as elected. If, at the death of the Payee, payments have been made for less than the guaranteed period elected, payments will continue to the Beneficiary for the remainder of the guaranteed period.

OPTION 3: JOINT AND LAST SURVIVOR ANNUITY

-- A joint and last survivor annuity is an annuity payable monthly during the joint lifetime of the Payee and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor. Based on the options currently offered Cova, the Payee may elect that the payment to the survivor be less than the payment made during the joint lifetime of the Payee and the designated second person.

OPTION 4: PAYMENTS FOR A DESIGNATED PERIOD

 -- An amount payable monthly for the number of years elected which may be from 5 to 30 years. If the Payee dies before the end of the designated period, payments will continue to the Beneficiary for the remainder of the designated period.

ALLOCATION OF SETTLEMENT OPTION -- If a Settlement Option is elected, unless otherwise specified, the Cash Surrender Value or Death Proceeds held in the Subaccounts will be applied to provide Variable Payments based on the Prorata amount in the applicable Subaccounts. Fixed Payments are also available.

VARIABLE PAYMENTS -- Variable Payments are payments which increase or decrease in amount in accordance with the investment experience of the Subaccounts. After the first monthly Variable Payment has been determined by using the appropriate Annuity Table, the number of Subaccount Annuity Units is determined by dividing the first monthly payment by the appropriate Subaccount Annuity Unit Value on the effective date of the payments. The Annuity Unit Value for each Subaccount will depend on the investment experience of the applicable Portfolio.

The number of Annuity Units remains fixed with respect to a particular Subaccount. If You make a transfer between Subaccounts, the number of Annuity Units will change when the transfer is made and will then remain fixed in number following the election. Only one transfer may be made per Policy Year between the Subaccounts.

The dollar amount of the second and subsequent Variable Payments is not predetermined and may increase or decrease from month to month. The actual amount of each Variable Payment after the first is determined by multiplying the number of Subaccount Annuity Units by the Subaccount Annuity Unit Value. The Subaccount Annuity Unit Value will be determined on the date the Variable
Payment is due. The Subaccount Annuity Unit Value is adjusted for an assumed investment rate of 3%.

ANNUITY UNIT -- The value of an Annuity Unit for each Subaccount of the Variable Account was arbitrarily set initially at $10. This was done when the first Eligible Investment shares were purchased.

The Subaccount Annuity Unit Value at the end of any subsequent Valuation Period is determined by multiplying the Subaccount Annuity Unit Value for the immediately preceding Valuation Period by the net investment factor for the day for which the Annuity Unit Value is being calculated.

NET INVESTMENT FACTOR -- The Net Investment Factor for any Subaccount of the Variable Account for any Valuation Period is determined by dividing:

1.  the Accumulation Unit Value as of the close of the current Valuation Period;
    by
2. the Accumulation Unit Value as of the close of the immediately preceding Valuation Period. The Net Investment Factor may be greater or less than one, as the Annuity Unit Value may increase or decrease.

FIXED PAYMENTS -- Fixed Payments are payments for which the amount is predetermined on the date the first payment is made. Fixed Payments are determined by multiplying the amount applied to the Settlement Option by a rate which is not less than the rate specified in the Settlement Option Tables.

DESCRIPTION OF TABLES -- The Settlement Option Tables show the minimum dollar amount of the first monthly payment for each $1,000 applied under an option. Under Option 1 and 2, the amount of each payment will depend upon the Adjusted Age and sex of the Payee at the time the first payment is due. Under Option 3, the amount of each payment will depend upon the Adjusted Age and sex of both Payees at the time the first payment is due.

The Settlement Option Tables are based on the 1983 Individual Annuity Mortality Tables, Male/Female, with interest at an effective annual rate of 3%.


SETTLEMENT OPTION TABLE  FOR OPTION 1

Life Annuity
Monthly Annuity Payment Under Option 1
For Each $1,000 Of Amount Applied


                  Male     Female           Male     Female            Male     Female
                  Monthly  Monthly          Monthly  Monthly           Monthly  Monthly
          Age     Payment  Payment  Age      Payment Payment  Age      Payment  Payment
         5        2.82     2.76     32      3.35     3.19     59       5.18     4.63
         6        2.83     2.77     33      3.38     3.21     60       5.31     4.74
         7        2.85     2.78     34      3.42     3.24     61       5.45     4.85
         8        2.86     2.79     35      3.46     3.27     62       5.61     4.97
         9        2.87     2.80     36      3.50     3.30     63       5.77     5.10

         10       2.88     2.81     37      3.54     3.33     64       5.95     5.24
         11       2.90     2.82     38      3.58     3.37     65       6.13     5.38
         12       2.91     2.83     39      3.62     3.40     66       6.34     5.54
         13       2.93     2.84     40      3.67     3.44     67       6.55     5.71
         14       2.94     2.85     41      3.72     3.48     68       6.78     5.89

         15       2.96     2.87     42      3.77     3.52     69       7.02     6.08
         16       2.97     2.88     43      3.83     3.56     70       7.29     6.29
         17       2.99     2.90     44      3.88     3.60     71       7.57     6.51
         18       3.01     2.91     45      3.94     3.65     72       7.87     6.76
         19       3.03     2.93     46      4.01     3.70     73       8.19     7.02

         20       3.05     2.94     47      4.07     3.75     74       8.53     7.31
         21       3.07     2.96     48      4.14     3.80     75       8.90     7.62
         22       3.09     2.97     49      4.21     3.86     76       9.30     7.96
         23       3.11     2.99     50      4.29     3.92     77       9.72     8.33
         24       3.13     3.01     51      4.36     3.98     78       10.18    8.73

         25       3.15     3.03     52      4.45     4.05     79       10.67    9.16
         26       3.18     3.05     53      4.53     4.12     80       11.19    9.63
         27       3.20     3.07     54      4.63     4.19     81       11.75    10.14
         28       3.23     3.09     55      4.72     4.27     82       12.35    10.69
         29       3.26     3.11     56      4.83     4.36     83       12.99    11.29

         30       3.29     3.14     57      4.94     4.44     84       13.66    11.94
         31       3.32     3.16     58      5.05     4.54     85+      14.37    12.64

SETTLEMENT  OPTION  TABLE  FOR  OPTION  2 Life  Annuity  With 5, 10 or 20  Years
Guaranteed  Monthly  Annuity  Payment  Under  Option 2 For Each $1,000 Of Amount
Applied



         Male  5 Years    10 Years   20 Years     Male  5 Years      10 Years   20 Years
         Age  Guaranteed Guaranteed Guaranteed    Age   Guaranteed  Guaranteed Guaranteed
         5        2.82     2.82     2.82             46       4.00     3.98     3.88
         6        2.83     2.83     2.83             47       4.06     4.04     3.94
         7        2.84     2.84     2.84             48       4.13     4.10     3.99
         8        2.86     2.86     2.85             49       4.20     4.17     4.04
         9        2.87     2.87     2.86             50       4.27     4.27     4.10
         10       2.88     2.88     2.88             51       4.35     4.31     4.16
         11       2.90     2.89     2.89             52       4.43     4.39     4.22
         12       2.91     2.91     2.90             53       4.52     4.47     4.28
         13       2.92     2.92     2.92             54       4.61     4.56     4.34
         14       2.94     2.94     2.93             55       4.70     4.65     4.40
         15       2.96     2.95     2.95             56       4.80     4.74     4.47
         16       2.97     2.97     2.96             57       4.91     4.84     4.53
         17       2.99     2.99     2.98             58       5.03     4.94     4.60
         18       3.01     3.00     3.00             59       5.15     5.05     4.66
         19       3.03     3.02     3.02             60       5.28     5.17     4.73
         20       3.04     3.04     3.04             61       5.41     5.29     4.79
         21       3.06     3.06     3.05             62       5.56     5.42     4.86
         22       3.09     3.08     3.07             63       5.72     5.55     4.92
         23       3.11     3.10     3.10             64       5.88     5.69     4.98
         24       3.13     3.13     3.12             65       6.06     5.84     5.04
         25       3.15     3.15     3.14             66       6.25     5.99     5.10
         26       3.18     3.17     3.16             67       6.45     6.15     5.15
         27       3.20     3.20     3.19             68       6.66     6.31     5.20
         28       3.23     3.23     3.21             69       6.88     6.48     5.24
         29       3.26     3.25     3.24             70       7.12     6.65     5.29
         30       3.29     3.28     3.27             71       7.37     6.82     5.32
         31       3.32     3.31     3.30             72       7.63     7.00     5.36
         32       3.34     3.34     3.33             73       7.91     7.18     5.39
         33       3.38     3.38     3.36             74       8.20     7.36     5.41
         34       3.42     3.41     3.39             75       8.51     7.53     5.43
         35       3.45     3.45     3.42             76       8.83     7.71     5.45
         36       3.49     3.49     3.46             77       9.16     7.88     5.47
         37       3.53     3.53     3.49             78       9.51     8.05     5.48
         38       3.58     3.57     3.53             79       9.88     8.21     5.49
         39       3.62     3.61     3.57             80       10.25    8.37     5.50
         40       3.67     3.66     3.61             81       10.64    8.51     5.51
         41       3.72     3.71     3.65             82       11.03    8.65     5.51
         42       3.77     3.76     3.70             83       11.42    8.78     5.52
         43       3.82     3.81     3.74             84       11.82    8.90     5.52
         44       3.88     3.86     3.79             85+      12.21    9.00     5.52
         45       3.91     3.92     3.84

SETTLEMENT  OPTION  TABLE  FOR  OPTION  2 Life  Annuity  With 5, 10 or 20  Years
Guaranteed  Monthly  Annuity  Payment  Under  Option 2 For Each $1,000 Of Amount
Applied



      Female  5 Years     10 Years  20 Years       Female  5 Years    10 Years    20 Years
       Age   Guaranteed  Guaranteed Guaranteed      Age    Guaranteed Guaranteed Guaranteed
         5        2.76     2.76     2.75             46       3.70     3.69     3.65
         6        2.77     2.77     2.76             47       3.75     3.74     3.69
         7        2.78     2.78     2.77             48       3.80     3.79     3.74
         8        2.79     2.79     2.78             49       3.86     3.84     3.79
         9        2.80     2.80     2.79             50       3.92     3.90     3.84
         10       2.81     2.81     2.80             51       3.98     3.96     3.89
         11       2.82     2.82     2.82             52       4.04     4.03     3.94
         12       2.83     2.83     2.83             53       4.11     4.09     4.00
         13       2.84     2.84     2.84             54       4.19     4.16     4.06
         14       2.85     2.85     2.85             55       4.26     4.24     4.12
         15       2.87     2.87     2.86             56       4.35     4.32     4.18
         16       2.88     2.88     2.88             57       4.43     4.40     4.25
         17       2.90     2.90     2.89             58       4.53     4.49     4.31
         18       2.91     2.91     2.91             59       4.62     4.58     4.38
         19       2.92     2.92     2.92             60       4.73     4.68     4.45
         20       2.94     2.94     2.94             61       4.84     4.78     4.52
         21       2.96     2.96     2.95             62       4.95     4.89     4.60
         22       2.97     2.97     2.97             63       5.08     5.00     4.67
         23       2.99     2.99     2.99             64       5.21     5.12     4.74
         24       3.01     3.01     3.00             65       5.35     5.25     4.81
         25       3.03     3.03     3.02             66       5.50     5.38     4.88
         26       3.05     3.05     3.04             67       5.66     5.53     4.95
         27       3.07     3.07     3.06             68       5.83     5.68     5.02
         28       3.09     3.09     3.08             69       6.02     5.83     5.08
         29       3.11     3.11     3.10             70       6.22     6.00     5.14
         30       3.14     3.14     3.13             71       6.43     6.17     5.20
         31       3.16     3.16     3.15             72       6.66     6.35     5.25
         32       3.19     3.19     3.17             73       6.90     6.54     5.29
         33       3.21     3.21     3.20             74       7.17     6.73     5.33
         34       3.24     3.24     3.23             75       7.45     6.93     5.37
         35       3.27     3.27     3.25             76       7.75     7.13     5.40
         36       3.30     3.30     3.28             77       8.06     7.33     5.43
         37       3.33     3.33     3.31             78       8.40     7.53     5.45
         38       3.36     3.36     3.34             79       8.76     7.73     5.47
         39       3.40     3.40     3.38             80       9.14     7.93     5.48
         40       3.44     3.44     3.41             81       9.54     8.12     5.49
         41       3.47     3.47     3.45             82       9.95     8.30     5.50
         42       3.51     3.51     3.48             83       10.39    8.47     5.51
         43       3.56     3.56     3.52             84       10.83    8.63     5.51
         44       3.60     3.60     3.56             85+      11.29    8.78     5.52
         45       3.65     3.65     3.60

SETTLEMENT OPTION TABLE FOR OPTION 3
Joint and Last Survivor Annuity
Monthly Annuity Payment Under Option 3
For Each $1,000 Of Amount Applied


Joint And 50% Survivor Annuity


         Female
         Age      Male Age

                  50       55       60      65       70       75

                  50       4.03     4.21    4.42     4.68     4.98     5.32
                  55       4.20     4.40    4.63     4.92     5.25     5.62
                  60       4.41     4.63    4.89     5.21     5.58     6.01
                  65       4.67     4.91    5.21     5.57     6.00     6.49
                  70       4.97     5.25    5.59     6.01     6.52     7.10
                  75       5.34     5.67    6.06     6.56     7.17     7.87
Joint And 662/3% Survivor Annuity


         Female
         Age      Male Age

                  50       55       60      65       70       75

                  50       3.86     4.00    4.16     4.33     4.51     4.70
                  55       4.02     4.19    4.38     4.58     4.79     5.02
                  60       4.20     4.40    4.63     4.87     5.14     5.41
                  65       4.40     4.64    4.91     5.22     5.55     5.89
                  70       4.61     4.90    5.23     5.62     6.04     6.49
                  75       4.85     5.18    5.58     6.06     6.62     7.22
Joint And 100% Survivor Annuity


         Female
         Age      Male Age

                  50       55       60      65       70       75

                  50       3.57     3.65    3.72     3.76     3.80     3.82
                  55       3.71     3.83    3.94     4.02     4.08     4.13
                  60       3.83     4.01    4.17     4.31     4.42     4.50
                  65       3.94     4.17    4.41     4.64     4.83     4.98
                  70       4.02     4.31    4.63     4.96     5.28     5.54
                  75       4.09     4.42    4.82     5.27     5.74     6.19



                    Information   about  different  age  combinations   will  be
furnished upon request.

SETTLEMENT OPTION TABLE FOR OPTION 4

Payments For Designated Period
Monthly Annuity Payment Under Option 4
For Each $1,000 Of Amount Applied


                  Monthly           Monthly          Monthly
         Years    Payment  Years    Payment Years    Payment

         5        17.91    14       7.26    23       4.99
         6        15.14    15       6.87    24       4.84
         7        13.16    16       6.53    25       4.71
         8        11.68    17       6.23    26       4.59
         9        10.53    18       5.96    27       4.47

         10       9.61     19       5.73    28       4.37
         11       8.86     20       5.51    29       4.27
         12       8.24     21       5.32    30       4.18
         13       7.71     22       5.15



MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY

DEATH PROCEEDS PAYABLE AT DEATH
PERIOD OF COVERAGE NOT GUARANTEED

NONPARTICIPATING - NO DIVIDENDS






Cova Financial Services Life Insurance Company
700 Market Street
St. Louis, Missouri 63101